Exhibit 99.1

November 10, 2014

Contacts:
MARK D. GIBSON	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(214) 265-0880	(412) 281-8714	(713) 852-3500
mgibson@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports third quarter 2014 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter of 2014. Based on transaction volume, HFF, Inc. (the Company or HFF), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

The Company reported third quarter 2014 net income of $18.0 million, or $0.47 per diluted share. Net income for the prior year quarter was $13.3 million, or $0.35 per diluted share. Adjusted EBITDA increased 23.0% to $31.6 million on revenue that grew 25.9% to $112.6 million.

“We are pleased with the strong operating performance of the Company in the third quarter and first nine months of 2014. We believe our strong balance sheet and continued investments made to strategically grow our business will enable us to better serve our clients and best position the Company to take advantage of the positive industry fundamentals. We view our continued strong performance as confirmation that HFF’s core strategy of not competing with our clients by focusing only on capital markets execution, our partnership structure and pay for performance culture, and our player/coach leadership team structure continues to be well received by our clients and the commercial real estate industry in general,” said Mark Gibson, chief executive officer of HFF.

“We believe these key attributes permit HFF to continue to attract and retain highly-talented individuals who in turn provide exceptional knowledge and service to our clients, as evidenced by the addition of our 22nd and 23rd offices during the last twelve months. The combination of our people and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among the Company’s six business lines,” added Mark Gibson.

HFF reports third quarter 2014 financial results

Consolidated Earnings

Third Quarter Results

The Company reported revenues of $112.6 million for the third quarter of 2014, which represents an increase of $23.2 million, or 25.9% compared to the third quarter of 2013 revenues of $89.4 million. The Company generated operating income of $25.8 million during the third quarter of 2014, an increase of $7.1 million, or 38.3% when compared to operating income of $18.6 million for the third quarter of 2013. This increase in operating income is primarily attributable to the 25.9% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 77 new associates from October 1, 2013 through September 30, 2014, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics and (iii) an increase in compensation expense directly tied to performance-based incentives earned in connection with employment agreements for recruited transaction professionals, and (b) increases in other operating expenses including travel and entertainment and supplies, research and printing expenses primarily due to higher transactional activity and an increase in personnel. These increases were partially offset by a decrease in non-cash stock compensation expense.

Interest and other income, net, totaled $4.1 million in the third quarter of 2014, an increase of $0.6 million, or 16.9% compared to $3.5 million in the third quarter of 2013. This increase is primarily a result of increased income recognized upon the initial valuation of our mortgage servicing rights and increased other income from our agency business. These increases were partially offset by decreases in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business, which is primarily related to the other income earned from the securitization of certain of these loans and the sale of a portion of the related servicing rights.

HFF reports third quarter 2014 financial results

The Company recorded income tax expense of $12.2 million in the third quarter of 2014, compared to income tax expense of $8.1 million in the third quarter of 2013, an increase of $4.0 million, which is primarily due to the higher income before income taxes.

The Company reported net income for the quarter ended September 30, 2014 of $18.0 million, an increase of $4.7 million, or 35.1%, compared with net income of $13.3 million for the quarter ended September 30, 2013. Net income for the quarter ended September 30, 2014 was $0.47 per diluted share compared to $0.35 per diluted share for the third quarter of 2013, an increase of $0.12 per diluted share, or 34.3%.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2014 was $31.6 million, which represents an increase of $5.9 million, or 23.0%, as compared to $25.7 million in the third quarter of 2013. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income. The Adjusted EBITDA margin for the third quarter of 2014 was 28.1% compared to an Adjusted EBITDA Margin of 28.7% in the third quarter of 2013.

Nine Month Results

The Company reported revenues of $283.4 million for the nine months ended September 30, 2014, which represents an increase of $58.8 million, or 26.2% compared to revenues of $224.6 million during the same period in 2013. The Company generated operating income of $47.6 million, an increase of $13.7 million, or 40.3% when compared to operating income of $33.9 million for the nine months ending September 30, 2013. This increase in operating income is primarily attributable to the 26.2% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 77 new associates from October 1, 2013 through September 30, 2014, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense, and (b) increases in other operating expenses including travel and entertainment and supplies, research and printing expenses primarily due to higher transactional activity and an increase in personnel.

Interest and other income, net, totaled $10.3 million for the nine months ending September 30, 2014, a decrease of $3.9 million, or 27.3% compared to $14.2 million for the nine months ending September 30,

HFF reports third quarter 2014 financial results

2013. This decrease is primarily a result of decreases in other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business which is primarily related to the other income earned from the securitization of certain of these loans and the sale of a portion of the related servicing rights. These decreases were partially offset by an increase in income recognized upon the initial valuation of our mortgage servicing rights and increased other income from our agency business.

The Company recorded income tax expense of $24.3 million for the nine months ending September 30, 2014, compared to income tax expense of $18.3 million for the nine months ending September 30, 2013, an increase of $6.1 million, which is primarily due to the higher income before income taxes.

The Company reported net income for the nine month period ended September 30, 2014 of $34.3 million, an increase of $5.6 million, or 19.4% compared with net income of $28.8 million for the nine month period ended September 30, 2013. Net income for the nine month period ended September 30, 2014 was $0.91 per diluted share compared to $0.76 per diluted share for the nine month period ended September 30, 2013, an increase of $0.15 per diluted share, or 19.7%.

Adjusted EBITDA for the nine month period ending September 30, 2014 was $66.6 million and represents an increase of $10.9 million, or 19.6% compared to $55.7 million in the comparable period in 2013. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income partially offset by a decrease in interest and other income, net. The Adjusted EBITDA margin for the nine month period ending September 30, 2014 was 23.5% compared to an Adjusted EBITDA margin of 24.8% in the comparable period of 2013.

HFF reports third quarter 2014 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Revenue	$112,611	$89,414	$283,429	$224,637
Operating expenses:
Cost of services	63,761	49,752	163,178	131,186
Operating, administrative and other	21,101	19,467	66,742	54,371
Depreciation and amortization	1,966	1,550	5,902	5,146

Total expenses	86,828	70,769	235,822	190,703
Operating income	25,783	18,645	47,607	33,934
Interest and other income, net	4,144	3,546	10,295	14,157
Interest expense	(16)	(8)	(32)	(26)
(Increase) decrease in payable under the tax receivable agreement	299	(701)	800	(1,040)

Income before income taxes	30,210	21,482	58,670	47,025
Income tax expense	12,184	8,137	24,329	18,264

Net income	$18,026	$13,345	$34,341	$28,761

Earnings per share—basic	$0.48	$0.36	$0.91	$0.77
Earnings per share—diluted	$0.47	$0.35	$0.91	$0.76
Weighted average shares outstanding—basic	37,826,081	37,378,037	37,735,463	37,334,913
Weighted average shares outstanding—diluted	38,096,432	37,816,501	37,906,251	37,680,894
Adjusted EBITDA	$31,604	$25,698	$66,559	$55,655

HFF reports third quarter 2014 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended September 30,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$8,722,001	288	$8,474,789	233	$247,212	2.9%	55	23.6%
Investment Sales	7,930,106	153	5,779,255	122	2,150,851	37.2%	31	25.4%
Equity Placement (1)	991,146	27	301,705	16	689,441	228.5%	11	68.8%
Loan Sales	24,800	3	255,902	12	(231,102)	-90.3%	(9)	-75.0%

Total Transaction Volume	$17,668,053	471	$14,811,651	383	$2,856,402	19.3%	88	23.0%

Average Transaction Size	$37,512		$38,673		$(1,161)	-3.0%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,552,000		$1,552,000		$1,000,000	64.4%
Loan Servicing Portfolio Balance	$37,083,193	2,418	$32,219,219	2,248	$4,863,974	15.1%	170	7.6%

(1)	Formerly referred to as Structured Finance.

Production volumes for the third quarter of 2014 totaled $17.7 billion on 471 transactions representing a 19.3% increase in production volume and a 23.0% increase in the number of transactions when compared to the production volumes of approximately $14.8 billion on 383 transactions for the third quarter of 2013. The average transaction size for the third quarter of 2014 was $37.5 million, or approximately 3.0% lower than the comparable figure of approximately $38.7 million for the third quarter of 2013. There was one unusually large investment sale transaction (the 3Q13 Large Transaction) during the third quarter of 2013. If the 3Q13 Large Transaction was excluded, production volume would have increased by 28.9% and the average transaction size for the third quarter of 2014 would have increased by 4.8% from an adjusted third quarter 2013 average transaction size of $35.8 million.

•	Debt Placement production volume was approximately $8.7 billion in the third quarter of 2014, representing an increase of 2.9% over third quarter of 2013 volume of approximately $8.5 billion.

HFF reports third quarter 2014 financial results

•	Investment Sales production volume was approximately $7.9 billion in the third quarter of 2014, representing an increase of 37.2% over third quarter of 2013 volume of approximately $5.8 billion. A portion of the third quarter 2013 investment sales production volume was the result of the 3Q13 Large Transaction which closed during the third quarter of 2013. If the 3Q13 Large Transaction was excluded, investment sales production volume during the third quarter of 2014 would have increased by 69.5% over the comparable quarter in 2013.

•	Equity Placement production volume was approximately $1.0 billion in the third quarter of 2014, an increase of 228.5% over the third quarter of 2013 volume of approximately $301.7 million.

•	Loan Sales production volume was approximately $24.8 million for the third quarter of 2014, a decrease of 90.3% from the third quarter of 2013 volume of $255.9 million.

•	At the end of the third quarter of 2014, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.6 billion compared to approximately $1.6 billion at the end of the third quarter of 2013, representing a 64.4% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $37.1 billion at the end of the third quarter of 2014, representing an increase of approximately $4.9 billion, or 15.1%, from $32.2 billion at the end of the third quarter 2013.

HFF reports third quarter 2014 financial results

Nine Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Nine Months Ended September 30,
By Platform	2014		2013		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$19,971,713	742	$19,641,483	628	$330,230	1.7%	114	18.2%
Investment Sales	19,457,571	399	13,859,156	308	5,598,415	40.4%	91	29.5%
Equity Placement (1)	2,698,856	81	844,553	49	1,854,303	219.6%	32	65.3%
Loan Sales	125,232	11	351,294	20	(226,062)	-64.4%	(9)	-45.0%

Total Transaction Volume	$42,253,372	1,233	$34,696,486	1,005	$7,556,886	21.8%	228	22.7%

Average Transaction Size	$34,269		$34,524		$(255)	-0.7%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,552,000		$1,552,000		$1,000,000	64.4%
Loan Servicing Portfolio Balance	$37,083,193	2,418	$32,219,219	2,248	$4,863,974	15.1%	170	7.6%

(1)	Formerly referred to as Structured Finance.

Production volumes for the nine months ended September 30, 2014 totaled approximately $42.3 billion on 1,233 transactions, representing a 21.8% increase in production volume and a 22.7% increase in the number of transactions when compared to the production volumes of approximately $34.7 billion on 1,005 transactions for the comparable period in 2013. The average transaction size for the nine months ended September 30, 2014 was $34.3 million, representing a 0.7% decrease from the comparable figure of $34.5 million in the first nine months of 2013. There was one unusually large investment sales transaction in each of the first nine months of 2014 and 2013 (Large Transactions). If the production volumes were adjusted to exclude these Large Transactions, the Company’s adjusted 2014 production volume would still have increased by approximately 22.4% as compared to the adjusted 2013 production volume and the Company’s adjusted average transaction size for the first nine months of 2014 would have decreased by only 0.2% as compared to the adjusted 2013 average transaction size of $33.4 million.

Employment Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 703 associates as of September 30, 2014, which represents a net

HFF reports third quarter 2014 financial results

increase of 77, or 12.3%, over the comparable total of 626 associates as of September 30, 2013. HFF’s total number of transaction professionals reached 275 as of September 30, 2014, which represents a net increase of 24, or 9.6% over the comparable total of 251 transaction professionals as of September 30, 2013. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in sixteen of the Company’s offices, including the Philadelphia, PA and Charlotte, NC offices which opened in December 2013 and July 2014, respectively.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter 2014 financial results on November 10, 2014 at 6:00 p.m. Eastern Time. To listen, participants should dial 800-510-0146 for U.S. callers and 617-614-3449 for international callers approximately 10 minutes prior to the start of the call and enter participant code 10614749. A replay will become available after 10:00 p.m. Eastern Time on November 10, 2014 and will continue through November 17, 2014, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (for international callers) and entering participant code 77497866.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on November 10, 2014 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports third quarter 2014 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, equity placements, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2014 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$160,709	$201,262
Accounts receivable, receivable from affiliate and prepaids	8,226	4,588
Mortgage notes receivable	189,847	93,587
Property, plant and equipment, net	7,987	6,586
Deferred tax asset, net	147,689	161,099
Intangible assets, net	21,210	20,488
Other noncurrent assets	1,132	566

Total assets	$536,800	$488,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$189,847	$93,587
Accrued compensation, accounts payable and other current liabilities	48,162	67,155
Long-term debt (includes current portion)	707	443
Deferred rent credit and other liabilities	6,014	5,801
Payable under the tax receivable agreement	134,156	145,616

Total liabilities	378,886	312,602
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,676,946 and 37,248,416 shares outstanding, respectively	381	372
Additional paid in capital	99,562	76,097
Treasury stock	(9,042)	(2,760)
Retained earnings	67,013	101,865

Total equity	157,914	175,574

Total liabilities and stockholders’ equity	$536,800	$488,176

HFF reports third quarter 2014 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports third quarter 2014 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2014 and 2013:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Net income	$18,026	$13,345	$34,341	$28,761
Add:
Interest expense	16	8	32	26
Income tax expense	12,184	8,137	24,329	18,264
Depreciation and amortization	1,966	1,550	5,902	5,146
Stock-based compensation	1,578	3,250	8,243	6,450
Initial recording of mortgage servicing rights	(1,867)	(1,293)	(5,488)	(4,032)
Increase (decrease) in payable under the tax receivable agreement	(299)	701	(800)	1,040

Adjusted EBITDA	$31,604	$25,698	$66,559	$55,655

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